Exhibit 2.15

westernZAGROS

Fueling Our Futures

A final prospectus containing important information relating to the securities described in this document has been filed with the securities regulatory authorities in each of the provinces of Canada. A copy of the final prospectus, and any amendment, is required to be delivered with this document.

This document does not provide full disclosure of all material facts relating to the securities offered. Investors should read the final prospectus and any amendment for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.

A final prospectus containing important information relating to the securities described in this document has been filed as part of a registration statement filed with the SEC.

TSX.V: WZR

October 6, 2014

WesternZagros: Pure Play Kurdistan Independent

TURKEY Caspian Sea

Mediterranean Sea SYRIA IRAQ KURDISTAN REGION OF IRAQ IRAN

EGYPT SAUDI ARABIA

Red Sea

Kurdamir

WesternZAGROS

TALISMAN ENERGY

KRG

W.I.

40%

40%

20%

Garmian

westernZAGROS

GAZPROM NEFT

KRG

W.I.

40%

40%

20%

W.I. – Working Interest

Tawke

Summail

Taq Taq

Kirkuk

Miran

Kormor

Kurdamir

Sarqala

Mil Qasim

0 15 30 60 Kilometers

Legend

PSC Status

WesternZagros Interests

Awarded Area

Opened Area

Play Fairway

Oligocene

Discovery Type

Oil Field

Gas/Condensate Field

westernZAGROS 2

Fueling our Futures – Key Investment Highlights

Kor Mor Topkhana N

Taza K-3 K-1 K-2 KURDAMIR

Pulkhana

LEGEND

PROVEN & PROSPECTIVE OIL

GAS OVER OIL

OIL WELL

GAS & OIL WELL

2014 WORKOVER / ADDITIONAL TESTING

GARMIAN

Sarqala-1

Mil Qasim-1

Hasira-1

0 3 6 9 12

Kilometers

Chia Surkh

westernZAGROS

Facility Capacity, bbl/d Exit3

120000

100000

80000

60000

40000

20000

0

Kudamir Phase 2

50-70 MMscf/d

15-13,000 bbl/d

Garmian Phase 3 25-35,000 bbl/d

Kudamir Phase 1:10,000 bbl/d

Garmian Phase 1:15,000 bbl/d

2014 2015 2016 2017

12 million

Initial Block Gross 2P Reserves1

1.0 billion

BOE of Contingent Resources2

2.2 billion

BOE of Prospective Resources2

145,000 – 200,000 bbl/d

Peak Oil Production Potential4

15,000 bbl/d YE’14

10,000 bbl/d Expanding to 15,000 bbl/d3

Up to $450MM Financing

Supported by Major Shareholder

1 - See October 23, 2014 Material Change Report for Garmian Block Gross and Working Interest 2P reserves. Working Interest 2P reserves are 5 million barrels.

2 – Block Gross Mean Estimates of Kurdamir and Garmian Blocks

3 - Total Gross Capacity of Facilities, subject to KRG approval

4 - Management estimates based on Block Gross unrisked 2C Contingent Resources for Kurdamir and Block Gross 2P Reserves and unrisked P50 Prospective Resources for Garmian

westernZAGROS 3

Phased Development: Managing Capital and Production

Large, strategically attractive assets in Kurdistan

Converting discoveries into light oil production

Significant upside from incremental prospective resources

Kurdamir

Block Gross Mean Contingent Resources of 976 MMBOE, 58% oil (38° to 40° API), low sulphur, low H2S

Resources defined by 3D seismic and 3 wells drilled and tested confirming oil

Garmian

Initial 2P Reserves of 5 MMbbl, oil (38° to 40° API), low sulphur, no H2S

Block Gross P50 Prospective Resources of 61 MMbbl below crestal area of Jeribe/Upper Dhiban reservoir1

Sarqala-1 well produced, in 2012, 1 million barrels during an extended well test confirming reservoir quality

Kurdamir

Economic valuations of conceptual development in excess of $1.5 billion2

Development plan submitted for approval on August 31, 2014

Kurdamir-4, first horizontal development well, spud planned Q4 2014, anticipated first production end 2015

Garmian

Jeribe/Upper Dhiban: 2P Reserves value of $75 million and P50 Prospective Resource value of $347 million2

Production to commence upon approval of development plan expected by end 2014

Sarqala-1 workover targeting production rates up to 10,000 bbl/d

Exports

Kurdistan crude sales via tanker to international markets ongoing, starting May 2014

KRI-Turkey oil pipeline expansion planned to 450,000 bbl/d by end 2014

Kurdamir

Block Gross Mean Prospective Resources of 1.6 billion BOE for further delineation drilling includes:

Over 1.2 billion BOE downdip from proven oil in Oligocene

Garmian

Block Gross Mean Prospective Oil Resources of 311 MMbbl identified for further delineation drilling

Hasira-1 exploration well awaiting testing pending completion of Sarqala -1 workover

1. Excludes the potential southwest flank extension of the Jeribe/Upper Dhiban reservoir or any other reservoirs on the Garmian Block

2. See October 2, 2014 Material Change Report for Working Interest Reserves, Contingent Resources and Prospective Resource and further details in respect of the economic analysis completed, including the initial development phases submitted to the Kurdistan Regional Government and the current full field development scenario. Economic values shown are NPV(10).

westernZAGROS 4

Financing Plan: Converting Discoveries into Production

Strategic Review Process	• Extensive review process undertaken by Special Committee to assess strategic and financing alternatives - two proposals received: 1. Financing Proposal from Crest Energy International LLC, 19.7% shareholder • CAD$250MM Shareholder Rights Offering with CAD$200MM backstop equity arrangement • US$200MM Debt Facility 2. Non binding proposal to acquire the Company at CAD$1.46/share plus interim financing from an international oil and gas company • Estimated transaction value: ~CAD$800 Million • Due to deal specific risks, including but not limited to current geo-political events, the Board determined the corporate transaction was not actionable and unanimously supported the Crest Financing Proposal
Shareholder Rights Offering	• Up to CAD$250MM Rights Offering • CAD$200MM backstop by Crest • Rights Pricing: CAD$0.65 • Rights to be listed on TSX-V mid-October • Crest limited to 19.9% voting interest; incremental ownership to be held in non-voting preferred shares • Major Shareholders, Crest and Paulson, support transaction
Debt Facility	• Debt financing provided by Crest in two tranches: 1. Tranche 1: US$150MM, with accordion of CAD$19.8MM to refinance Crest's portion of 4% convertible notes • Available Oct'15, 12% interest, 8% standby, due Oct'17 2. Tranche 2: US$50MM • Available June'16, 14% interest, 8% standby, due June'18

Timeline for the Rights Offering	
Filed Preliminary Prospectus	September 3
Special Shareholder Meeting	October 1
Filed Final Prospectus	Oct 6
Record Date for Rights Issuance	Oct 20
Rights Commence Trading	2 Trading Days Prior to Record Date
Closing of Rights Offering	Nov 18

westernZAGROS 5

Reserves, Contingent & Prospective Resources

Reserves(1) Block Gross Working Interest (Gross) (5)

License Reservoir (Classification) (MMbbl) (MMbbl) (MMboe) NPV10 US$ million(7)

1P (6) 3 1 1 33

Garmian Jeribe/Upper Dhiban 2P (6) 12 5 5 75

3P (6) 23 9 9 216

Contingent Resources (2) Block Gross P50 (Best Estimate) Working Interest (Gross)

License Reservoir (MMbbl) (MMbbl) (MMboe) NPV10 US$ million (7)

Tertiary Oligocene 366 146 288

Kurdamir Tertiary Eocene 138 55 82 1,555 (7)

P50 (Best Estimate)

Prospective Resources Block Gross Working Interest (Gross)

License Reservoir (MMbbl) (MMbbl) (MMboe) NPV10 US$ million (7)

Tertiary Oligocene 1004 402 470 (8)

Kurdamir (4) Tertiary Eocene 91 36 47 (8)

Cretaceous 108 43 69 (8)

Jeribe/Upper Dhiban (below lowest known oil) 61 24 24 347

Jeribe/Upper Dhiban (potential extension southwest flank) 87 35 35 (8)

Garmian (3) Upper Fars 63 25 25 (8)

Mio-Oligocene 41 16 16 (8)

Eocene 33 13 13 (8)

Cretaceous 5 2 2 (8)

westernZAGROS 6

Kurdamir and Garmian: Resource Table Notes

Notes:

(1) As at September 1, 2014.

(2) As at February 10, 2014 with respect to the Oligocene reservoir and as at February 8, 2013 with respect to the Eocene and Cretaceous reservoirs. Contingent Resources estimates are volumetric estimates prior to economic calculations. However, as a result of the conceptual development plan utilized for the economic calculations, the Best Estimate of Contingent Oil Resources volumes associated with the Oligocene reservoir was reduced from 146 MMbbl to 133 MMbbl to reflect the impact of early gas production and sales to the ultimate oil recovery.

(3) As at February 10, 2014 with respect to the Oligocene reservoir and as at February 8, 2013 with respect to the Eocene and Cretaceous reservoirs.

(4) As at July 1, 2014 with respect to the Jeribe/Upper Dhiban reservoir (below lowest known oil) for the Garmian Block, as at February 8, 2013 with respect to the remainder of the reservoirs.

(5) Working Interest (Gross) Reserves are estimated based on economically recoverable volumes within the development/exploitation period specified in the Garmian PSC.

(6) The classifications shown are Proved (1P), Proved plus Probable (2P) and Proved plus Probable plus Possible (3P). Possible Reserves are those additional Reserves that are less certain to be recovered than Probable Reserves. There is a 10 percent probability that the quantities actually recovered will equal or exceed the 3P

Reserves. Previously the Company had recognized Block Gross Contingent Resources (oil) of 9 MMbbl on a P90 (low estimate) basis, 21 MMbbl on a P50 (best estimate) basis and 44 MMbbl on a P10 (high estimate) basis that were prepared as at February 8, 2013.

(7) After-tax net present value of future net revenue associated therewith using forecast prices and costs and a 10 percent discount rate. Working Interest Contingent Resources and Prospective Resources estimates used to calculate future net revenue are estimated based on the economically recoverable volumes within the development/exploitation period specified in the PSCs. The estimated net present values disclosed do not represent fair market value.

(8) The Company is in the process of completing conceptual development plans for the additional Prospective Resources on the Kurdamir and Garmian Blocks as well as an economic evaluation of these reservoirs and their associated volumes. The Company, as it continues its delineation of the remainder of the Prospective Resources and prepares conceptual development plans for these Prospective Resources, will complete additional economic evaluations with Sproule.

Kurdamir Phased Development Plan

Kurdamir Block 2014 2015 2016 2017

Phase 1

Wells Kurdamir-4*

EPF Capacity (bbl/d)1 10,000 10,000 10,000

Phase 1 Capital (U.S.$M) 30 40 -

Phase 2

Wells Kurdamir-5, Kurdamir-6+

CPF Oil Capacity (bbl/d)2 15-30,000

CPF Gas Capacity (Mscf/d)2 50-70,000

Phase 2 Contingent Capital (U.S.$M) - 80 200

Total Capital (U.S.$M)3 30 120 200

Total Facility Capacity - Oil (bbl/d) - 10,000 10,000 25-40,000

Total Facility Capacity - Gas (Mscf/d) - - - 50-70,000

* green shaded areas denote drilling and construction phases

(1) First production anticipated in the fourth quarter of 2015.

(2) First production anticipated in the first quarter of 2017.

(3) The final development plan is subject to KRG approval. Capital costs are subject to change based on field sizing, final engineering and tendering.

westernZAGROS 8

Kurdamir Phased Development Conceptual Plan

CONTINGENT RESOURCES Block Gross(1) P50 (Best Estimate) Working Interest (Gross)

Reservoir (MMbbl) (MMbbl) (MMboe) NPV10(2)

Tertiary Oligocene 366 146 288 $1,555MM

Tertiary Eocene 138 55 82

3884000 512000 520000 528000 536000 3884000

T-1 To proposed Kurdistan pipeline infrastructure Stratigraphic Pinch-out Aj Dagh Thrust

T-2 M-1

Kurdamir Thrust K-3 K-1 Kurdamir CPF K-2 K-4 Oil Battery Prospective Resources 3876000

3876000 westernZAGROS

Kurdamir Oligocene Development

0 1 2 3 4 km

LEGEND

Oil Well

Gas Well

Oil and Gas Well

Planned Development Well

Conceptual Development Well

Gas over Oil

Contingent Resources

Prospective Resources

Prospective Resources

Facilities

Future Gas Pipeline

Future Oil Pipeline

Gathering Lines

N

Proposed pipeline infrastructure from Sarqala B-1

3868000 512000 520000 528000 536000 3868000

Development plan submitted

August 2014

Peak production potential could reach 110,000 to 150,000 bbl/d(3)

Horizontal wells to maximize intersection of fractures to enhance flow rates

Future gas value as infrastructure advances

Significant prospective upside of 1.6 BBOE(1) Prospective Resources in multiple reservoir horizons

1 Block Gross 2C Estimate

2 See October 2, 2014 Material Change Report for Working Interest Contingent Resources and further details in respect of the economic analysis completed, including the initial development phases submitted to the Kurdistan Regional Government and the current full field development scenario.

3 Based on Management’s estimate of peak production rates on 2C Gross Contingent Resources in the Oligocene and Eocene

westernZAGROS 9

Kurdamir 3D Seismic Predicts Reservoir Porosity

High quality 3D Seismic acquired in 2013 and processed in 2014 Previous wells drilled to date without the benefit of 3D seismic

Interpreted 3D seismic used to enhance selection of future well locations to maximize fracture connectivity and flow

Higher fracture density and reservoir quality indicated by green and yellow areas

Kurdamir – 4 horizontal well

Positioned in area predicted to have best quality porous reservoir and high fracture density

westernZAGROS 10

Kurdamir 3D Seismic Predicts Reservoir Fractures

3D seismic volume curvature computations indicate fracture orientations Curvature is a geometric attribute that enhances interpretability of seismic data Major fracture trend evidence Additional interpretation work is ongoing with additional fracture sets

Kurdamir – 4 horizontal well

Positioned in area predicted to have best quality porous reservoir and high fracture density

Kurdamir-4: First Horizontal Development Well

Anticipated Q4 2014 spud

Well location influenced by 3D seismic data acquired in 2013 and processed in 2014 Horizontal trajectory designed to intersect multiple open fractures to achieve high flow rates

westernZAGROS 12

Significant Upside Remains in the Oligocene



SCHEMATIC SECTION ACROSS THE KURDAMIR FIELD OLIGOCENE RESERVOIR
A
K-3
K-1
K-2
BARAM-1 (PROJECTED)
A'
GOC = -1838mSS
TOP OLIGOCENE
TOP EOCENE
KURDAMIR THRUST FAULT
CONTINGENT RESOURCES 2
MEAN RESOURCES
386 MMBO (750 MMBOE)
~350 MMBO (~400 MMBOE)
~600 MMBO (~700 MMBOE) (TO OWC DEPTH FROM BARAM-1)
PROSPECTIVE RESOURCES 3
ODT FOR AUDITED CONTINGENT RESOURCES -2049mSS to -2081mSS
1,150 METRE POTENTIAL HYDROCARBON COLUMN
RESOURCE POTENTIAL 1.4 TCF GAS CAP WITH 1.4 BILLION BBLS OIL
K-3 ODT BASE OLIGOCENE -2228mSS
B-1 OWC -2675mSS
OLIGOCENE POROUS INTERVAL
ALL DEPTHS IN m-SS
westernZAGROS

- ~ 950 MMbbls of Prospective oil Resources[1] in the Oligocene
  - ~350 MMbbls of Prospective oil Resources[1] assessed from -2081mSS to base Oligocene at -2228mSS in K-3
  - ~600 MMbbls of Prospective oil Resources[1] if 3D seismic supports the Baram-1 (former Garmian well) oil-water contact at -2675mss extends onto Kurdamir

1. Block Gross Mean estimate
2. Economic evaluation NPV(10) of $1.55 billion based on the phased development submitted to the KRG and the additional conceptual development plans for future phases for the Contingent Resources in the Oligocene and Eocene reservoirs
3. Conceptual development plans for the additional Prospective Resources on the Kurdamir Block not completed to date. As the Prospective Resources are delineated and incorporated into the Company's conceptual and development plans, economic evaluations will be prepared

westernZAGROS 13

Significant Upside Remains in the Oligocene (Cont’d.)

Audited estimates of Contingent Resources limited by oil with water produced in K-3 DST #2

Base Contingent Resources down to at least -2049mSS (range -2049 to -2081 mSS) based on K-3 log and test data Deeper oil tested from K-3 DST #1

westernZAGROS 14

Future Upside Remaining in Deeper Reservoirs



westernZAGROS
KURDAMIR-3
KURDAMIR-1
KURDAMIR-2
OIL & GAS COLUMN
OLIGOCENE
EOCENE
313m
209m
102m
269m
OLIGOCENE LKO
K-3: -2049mSS
OLIGOCENE STRATIGRAPHIC PINCH-OUT
OLIGOCENE GOC
IN K-2 AT -1840mSS
SEAL
OLIGOCENE RESERVOIR
EOCENE RESERVOIR
SEAL & SOURCE ROCK
LOWER FARS
U. JADDALA FM
-1525mSS
-1780mSS
-1856mSS
-1951mSS
-2167mSS
-2228mSS
TD 2895m
(-2281mSS)
K-2 TESTED OIL
DOWN to -2436mSS
EOCENE GOC
K-1: -2053mSS
KURDAMIR STRUCTURE
SCHEMATIC CROSS SECTION
NOT TO SCALE
LEGEND
GAS-CONDENSATE
CONTINGENT OIL
TRANSITION ZONE
PROSPECTIVE OIL
PROSPECTIVE GAS-COND.
INTERVALS TESTED
CARBONATE

- Future phases of development for deeper reservoirs
- Leverage planned facility infrastructure



Kurdamir Mean Resources(3)
Block Gross Resources (million BOE)
2,500
2,000
1,500
1,000
500
-
$1.55B(1)
Future Upside(2)
976
226(4)
750(5)
1,272
138
206
1,616
Oligocene
Eocene
Cretaceous
Total
Contingent(1)
Prospective(2)

1. See October 2, 2014 Material Change Report for Contingent Resources and further details in respect of the economic analysis completed, including the initial development phases submitted to the Kurdistan Regional Government and the current full field development scenario. $1.55 billion is NPV(10).
2. Conceptual development plans for the additional Prospective Resources on the Kurdamir Block not completed to date. As the Prospective Resources are delineated and incorporated into the Company's conceptual and development plans, economic evaluations will be prepared
3. Block Gross Mean Estimates independently audited by Sproule International Limited – see Annual Information Form dated March 13, 2014 for details
4. Eocene reservoir Block Gross unrisked Contingent Resources
5. Oligocene reservoir Block Gross unrisked Contingent Resources.

westernZAGROS 15

Garmian Phased Development Plan

Garmian Block	2014	2015	2016	Reserves/ Resources[4]	NPV(10)[4] (US$ million)
Phase 1					
EPF Capacity (bbl/d)[1]	10,000*	15,000	15,000		
Wells	Sarqala-1, Hasira-1				
Phase 1 Capital (U.S.$M)	32	18	-	1P	$33
Phase 2					
Wells		Sarqala-2, Sarqala-3			
Phase 2 Contingent Capital	-	50	-	2P	$75
Phase 3					
CPF Capacity (bbl/d)[2]			25-35,000		
Wells		Sarqala-4, Sarqala-5+			
Phase 3 Contingent Capital (U.S.$M)		40	90	3P	$216
				P50[5]	$347
Total Capital (U.S.$M)[3]	32	108	90		
Total Production Capacity (bbl/d)	10,000	15,000	40-50,000		

*Green shaded areas denote drilling and construction phases

(1) First production anticipated in the fourth quarter of 2014.
(2) First production anticipated in the fourth quarter of 2016.
(3) The final development plan is subject to KRG approval. Capital costs are subject to change based on field sizing, final engineering and tendering.
(4) See October 2, 2014 Material Change Report for Working Interest Reserve and Resources Estimates and further details in respect of the economic analysis completed, including the initial development phases submitted to the Kurdistan Regional Government and the current full field development scenario.
(5) P50 Prospective Resources: See October 2, 2014 Material Change Report for Prospective Resources P50 estimate for the Jeribe/Upper Dhiban reservoir, excluding the potential extension of the southwest flank.

EPF – Early Production Facility, CPF – Central Processing Facility

westernZAGROS 16

Garmian Phased Development: Commence Production in Q4 2014

1 First production subject to KRG development plan approval.

2 See October 2, 2014 Material Change Report for Working Interest Reserve, Prospective Resources and further details in respect of the economic analysis completed, including the initial development phases submitted the Kurdistan Regional Government and the current full field development scenario.

Working Interest (Gross) (2)

Category 1P|Low 2P|Best 3P|High

(MMbbl) (MMbbl) (MMbbl)

Reserves 15 9

NPV(10) $33MM $75MM $216MM

Prospective 12 24 46

NPV(10) n/c $347MM n/c

Phased Development Plan submitted June 2014

Phase 1 - Establish Production(1)

10,000 bbl/d EPF installed

Expanding to 15,000 bbl/d end 2014

Sarqala 1/Hasira 1

Phase 2 – Drilling Program

2 horizontal/deviated wells

3D seismic utilized in well location

Phase 3 – CPF Expansion

25,000 to 35,000 bbl/d capacity

westernZAGROS 17

Sarqala 3D Seismic: Maximize Drilling Success

High quality 3D Seismic acquired in 2013 and processed in 2014 Previous wells drilled to date without the benefit of 3D seismic Highest fracture density indicated by red and yellow areas

Sarqala-2 and Sarqala-3 (LOC-5) wells

Positioned in area predicted to have greater density of natural fractures

Horizontal/deviated wellbores can intersect multiple fractures to obtain higher flow rates

Garmian Development: Future Upside Potential

Significant upside potential in prospective resources

Multiple reservoir horizons that could be included in future expansions

Hasira-1 well awaiting testing of the Oligocene reservoir (Q4’14)

1. Block Gross Mean Prospective Resources independently audited by Sproule International Limited as of February 8, 2013 and July 1, 2014, Block Gross 3P evaluated by Sproule as of September 1, 2014 and will be updated following the testing of Hasira-1

2. See October 2, 2014 Material Change Report. Economic evaluation at NPV(10) based on the phased development submitted to the KRG and the additional conceptual development plans for future phases for the 2P Reserves and the Prospective Resources in the Jeribe/Upper Dhiban reservoir, excluding the southwest flank.

3. Working Interest 2P reserves is 5MM barrels.

Sarqala Block Gross Reserves & Oil Resources1

(million barrel)

500 400 300 200 100 -

$75MM(2) $216MM(2) Future Upside(1)

23 69 1 135 2 48 52 3 7 4 311

Jeribe Jeribe SW Flank Mio-Oligocene Eocene Cretaceous Total

3P Reserves 3 Mean Prospective Resources

westernZAGROS 19

Kurdistan Oil Infrastructure: Sustained Production

KRI-Turkey Pipeline

- Kurdistan Pipeline Exports to Turkey:
  - Current: 170,000 bbl/d
  - KRG YE'14 Forecast: 450,000 bbl/d
- KRG plans to extend oil pipeline to Southern Kurdistan*
- Exports from Kurdistan largely unaffected by security situation in Northern Iraq
- Established domestic market
- Garmian: ~1 million bbls , trucked
- Kurdamir: ~90,000 bbls , trucked
- 38° – 40° API light crudes
  - Critical component of Kurdistan export blend





ITP active leg 40"
500k bbl/d capacity
ITP active leg 46"
1000k bbl/d capacity
FISH KHABUR
Khurmala-Dohuk oil pipeline 36" 300k bbl/d capacity
KHURMALA
Taq Taq
Taq Taq-Khurmala oil pipeline 20" 150-200k bbl/d capacity
Miran
Kirkuk
Kor Mor
Kurdamir
Sarqala
Mil Qasim
Legend
Refineries
Current Capacity 120-140bpd
Planned Capacity +86bpd
Oil Pipeline
Oil Pipeline, Proposed
Trucking Route
0 15 30 60
Kilometers

* as published in "The Oil & Gas Year 2013, Kurdistan Region of Iraq"

westernZAGROS 20

Development of Kurdistan Gas Markets

Kurdistan Advancing Gas Infrastructure and Markets

Export Markets

KRG/Turkey: Bilateral Energy Agreement

10 bcma of gas exports to Turkey by 2017

Domestic Markets

Summail Field gas contract:

Supply Dohuk power plant at $3-4/mcf

Kurdamir Gas Utilization

Negotiations underway with KRG to provide gas for domestic power generation and future exports

KRG advancing pipeline plans to transport gas to Chemchemal and ultimately, Turkey

Source: “The Oil & Gas Year 2013, Kurdistan Region of Iraq”

westernZAGROS 21

Financial Resources - Pro Forma

Combined Financial Resources – Pro Forma (US$ millions)	*Max Proceeds*	*Min Proceeds*
Working capital (as at June 30, 2014)	50	50
Anticipated net proceeds of the Offering[1]	220	176
Debt facility, Tranche 1, $150MM, 12%	150	150
Debt facility, Tranche 2, $50MM, 14%	50	50
Combined Financial Resources	470	426

1. Converted from Canadian to U.S.$ based on the Bank of Canada nominal noon exchange rate for October 3, 2014, net of estimated fees.

- Rights Offering minimum backstop of CAD$200MM, with maximum offering of CAD$250MM
- Debt Financing:
  - Tranche 1, US$150MM plus accordion feature[2], available Oct '15, due Oct'17
  - Tranche 2, US$50MM available June'16, due June'18
- CAD$100MM, 4% Convertible Notes due December 2015
  - Conversion price of CAD$1.45, subject to adjustment if subscription price under the Rights Offering is less than 95% of market price on the record date[3]

2 - Accordion Feature: If Crest has not converted its holdings of the Convertible Notes, the amount of the maximum commitment for Tranche 1 shall be increased by the total amount due to Crest under the Convertible Notes (equal to CAD$19.8 million)

3 – See "Effect on Convertible Notes " in the final prospectus for mechanics of conversion price adjustment

westernZAGROS 22

Capital Program – Phased Development

Use of Proceeds

2H 2014 2015

(US$ millions)

Kurdamir Block:

Phase 1 30 40

Phase 2 - Contingent - 80

Kurdamir Total 30 120

Garmian Block:

Phase 1 32 18

Phase 2 - Contingent - 50

Phase 3 - Contingent - 40

Garmian Total 32 108

Corporate, Administration and Interest 18 15

Estimated Total Capital Requirements 80 243

Estimated Phase 1 Capital Requirements 80 73

Estimated Contingent Capital Requirements - 170

Phase 1 capital expenditures fully funded to first production

Garmian: 15,000 bbl/d EPF - end 2014 Kurdamir: 10,000 bbl/d EPF - end 2015

Future capital requirements impacted by:

Access to export or domestic market for early oil production; and Timing of advancing the phased developments of the Garmian and Kurdamir blocks

Ability to accelerate or defer phases of development based on drilling, production results and cash flow

Kurdistan – Attracting World Class Oil Players

Zagros Fold Belt Province (including

Kurdistan) estimated to 6.5% of world’s total undiscovered resources*

39 billion barrels of oil

192 Tcf of gas

More than 50 energy companies invested in the region

125 wells drilled between ‘06 – ’13

Exploration success ratio of 70%

Limited open acreage available

Significant export ties to Turkey

50 year Kurdish oil export deal

10 bcma gas accord by 2017

* 2012 assessment by the U.S. Geological Survey

Two anchor assets in a very active area

westernZAGROS 24

Attractive Fiscal Terms

Summary of PSC Terms



Total Oil Produced
100bbls
Royalty Oil
10% of total crude oil
10bbls
Net Available Oil
90bbls
Cost Recovery Oil
up to 45% of net available oil
40bbls[1]
WZR
50 – 60%
Total Profit Oil
sharing based on R-Factor slide range of 35%/65% 16%/84%
50bbls[2]
Contractor Group
18 bbls
KRG
32bbls
WesternZagros (3)
40%
7bbls[3]
20 - 24% = 27 - 31%
Talisman/Gazprom Neft 40%
7bbls
KRG
20%
4bbls

(1) *WesternZagros entitled to 60% on Kurdamir and 50% on Garmian based on funding requirements under both PSCs.*
(2) *R factor is the ratio of cumulative revenues over cumulative costs*
(3) *KRG is entitled to a 3% capacity building bonus of WesternZagros profit oil for a net effective share of 38.8%.*

- All PSCs are governed by the same framework, but with significant ranges for both cost recovery and capacity building payments which affect the end contractor profit oil allocation
- Oil Case: 16% to 35% of Profit Oil depending on R factor(2)
- Gas Case: 20% to 40% of Profit Oil depending on R factor(2)
- Receive up to 31% of total oil during cost recovery phase
- WesternZagros funds 60% of costs on Kurdamir and 50% of costs on Garmian; recovered through cost oil
- $430 million of cost recoverable pools available

westernZAGROS 25

Fueling our Futures – Key Investment Highlights



Topkhana
K-3
K-1
K-2
KURDAMIR
Taza
GARMIAN
Pulkhana
LEGEND
PROVEN & PROSPECTIVE OIL
GAS OVER OIL
OIL WELL
GAS & OIL WELL
2014 WORKOVER / ADDITIONAL TESTING
Sarqala-1
Mil Qasim-1
Hasira-1
Chia Surkh
0 3 6 9 12
Kilometers
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Facility Capacity, bbl/d Exit[3]
120000
100000
80000
60000
40000
20000
0
2014
2015
2016
2017
Kurdamir Phase 2
50-70 MMscf/d
15-30,000 bbl/d
Garmian Phase 3: 25-35,000 bbl/d
Kurdamir Phase 1: 10,000 bbl/d
Garmian Phase 1: 15,000 bbl/d

12 million
Initial Block Gross 2P Reserves[1]

1.0 billion
BOE of Contingent Resources[2]

2.2 billion
BOE of Prospective Resources[2]

145,000 – 200,000 bbl/d
Peak Oil Production Potential[4]

15,000 bbl/d YE'14
10,000 bbl/d Expanding to 15,000 bbl/d[3]

Up to $450MM Financing
Supported by Major Shareholder

1 - See October 23, 2014 Material Change Report for Garmian Block Gross and Working Interest 2P reserves . Working Interest 2P reserves are 5 million barrels.
2 – Block Gross Mean Estimates of Kurdamir and Garmian Blocks
3 - Total Gross Capacity of Facilities, subject to KRG approval
4 - Management estimates based on Block Gross unrisked 2C Contingent Resources for Kurdamir and Block Gross 2P Reserves and unrisked P50 Prospective Resources for Garmian

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Appendix

Sarqala-1 Workover Rig

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Prospective Acreage: Close to Fully Contracted


Turkey
Iran
Iraq
KURDISTAN
Tawke
Kirkuk
Taq Taq
Miran
Kor Mor
Kurdamir
Sarqala
Mil Qasim
Legend
PSC Status
WesternZagros Interests
Awarded
Open
Discovery Type
Oil Field
Gas/Condensate Field
Kilometers

	Block	Operator
A	Garmian	WesternZagros
B	Kurdamir	Talisman
C	Ain Sifni / K8	Hunt
D	Akre-Bijeel	MOL / Kalegran
E	Al Qush/Baeshiqa/Pirmam/Betwata/Qara-Hanjeer/ #6	Exxon
F	Atrush	TAQA
G	Bazian / Sangaw South	KNOC
H	Chia Surkh / Ber Bahr / Miran	Genel
I	Shakal / Halabja	Gazprom Neft
J	Tawke / Erbil / Dohuk	DNO
K	Hawler	Oryx
L	Topkhana	Talisman
M	Taza	Oilsearch
N	KorMor / Chemchamal	Dana Gas (Pearl Petroleum)
O	Safeen	Total
P	Qala Dze / Piramigrun	Repsol
Q	Sulevani	Petroquest
R	Arbat / Khalakan / Pulkana / Choman / Hindren / Jebel Kanol	Turkish State Company
S	Qarah Dagh / Sarta / Rovi	Chevron
T	Taq Taq	TTOPCO
U	Sarsang	Hillwood / Maersk
V	Barda Rash	Afren
W	Shaikan / Sheikh Adi	Gulf Keystone
X	Dinarta / Shakrok	Hess
Y	Bina Bawi	OMV
Z	Baranan	Total
AA	Gwer/Hamdanya	Komet Group

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Key Historical Milestones

2006
- EPSA signed with KRG

2008
- Signed PSC for Kalar-Bawanoor (amended existing EPSA)
- Sarqala-1 well drilled

2009
- Kurdamir-1 well drilled

2011
- PSC divided to two distinct PSCs (Garmian and Kurdamir)
- Mil Qasim-1 and Kurdamir-2 wells drilled
- Sarqala-1 sidetrack drilled
- Achieved production over 5,000 bbl/d from Sarqala-1 EWT

2012
- 40% WI of Garmian assigned to Gazprom Neft,
- WZR remains operator

2013
- Kurdamir-3 well confirms 1 billion BOE*
- 3D seismic data (Kurdamir, Sarqala and N. Garmian)

2014
- Development plan submitted on Garmian in June 2014
- Development plan submitted on Kurdamir in August 2014

*Gross Mean estimate of Contingent Resources

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Evolving Political Environment, Increasing Investment


2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
1
2
3
4
5
6
7
8
9
10
11
12
13

1 **October 2005**
Iraqi constitution adopted

2 **February 2007**
Draft Federal Petroleum Law

3 **June 2007**
Agreement on initial revenue sharing – 17% of net oil revenues from all regions in Iraq go to Kurdistan

4 **August 2007**
KRG Petroleum Law approved

5 **February 2011**
Iraq Prime Minister announces Kurdistan PSCs will be respected. Oil exports from Kurdistan resume

6 **April & August 2012**
KRG cease oil exports April 1 due to a dispute with the Federal Government. KRG resumes oil exports to progress reconciliation with the Iraqi Central Government over the oil and gas law

7 **September 2012**
Agreement signed with the KRG and Federal Government to increase Kurdistan's oil exports and one arrears payment from Baghdad to KRG

8 **September 2012**
Agreement signed with the KRG and Federal Government to increase Kurdistan's oil exports and one arrears payment from Baghdad to KRG

9 **December 2012**
KRG cease oil exports December 25 due to ongoing dispute with the Federal Government

10 **January 2013**
KRG approves trucked oil exports from Taq Taq field directly to Turkey and in February the KRG Ministry of Natural Resources announces intentions to build its own export pipeline to Turkey

11 **November 2013**
KRG/Turkey sign bilateral Energy Agreement

12 **April 2014**
Construction of Kurdistan Region of Iraq ("KRI)-Turkish pipeline from Khurmala to Fish Khabur completed and first oil through KRI-Turkey pipeline

13 **May 2014**
First cargo via the KRI-Turkey pipeline lifted from Ceyhan

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Caution to the Reader

Rights Certificates will not be issued to Ineligible Holders (as defined in the final prospectus) and shareholders will be presumed to be resident in the place of their registered address, unless the contrary is shown to the satisfaction of the Company. See “Details of the Offering — Ineligible Holders and Approved Eligible Holders” in the preliminary prospectus.

The Rights may be transferred only in transactions outside of the United States in accordance with Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), which generally will permit the resale of the Rights through the facilities of the TSX Venture Exchange (“TSXV”).

Listing will be subject to the Company fulfilling all of the listing requirements of the TSXV.

There is currently no market through which the Rights may be sold and purchasers may not be able to resell the Rights issued under the final prospectus. This may affect the pricing of the Rights in the secondary market, the transparency and availability of trading prices, the liquidity of the Rights and the extent of issuer regulation. See “Risk Factors” in the final prospectus.

Prospective investors should be aware that the acquisition or disposition of the securities described in this presentation and the final prospectus and the expiry of an unexercised Right may have tax consequences depending on each particular prospective investor’s specific circumstances. Prospective investors should consult their own tax advisors with respect to such tax considerations.

An investment in the Rights offered under the final prospectus or Common Shares issuable upon exercise of the Rights should be considered speculative due to various factors, including the nature of the industry in which the Company operates, the present state of development of its business and the foreign jurisdiction in which it carries on business. The risk factors identified under the headings “Risk Factors” and “Forward Looking Statements” in the preliminary prospectus or incorporated by reference into the final prospectus should be carefully reviewed and evaluated by prospective investors before purchasing any Rights or Common Shares being offered. See “Plan of Distribution” and “Risk Factors” in the final prospectus.

The Company’s board of directors makes no recommendation to you about whether you should exercise any Rights. You are urged to make an independent investment decision about whether to exercise your Rights based on your own assessment of the Company’s business and the rights offering.

Rights not exercised before the Rights Expiry Time on the Rights Expiry Date will become void and be of no value. If a Shareholder elects not to exercise the Rights issued to it, or elects to sell or transfer those Rights, then such Shareholder’s current percentage ownership in the Company will be diluted as a result of the exercise of the Rights by others. See “Risk Factors - Dilution to Shareholders” in the final prospectus. CDS Participants will have an earlier deadline for receipt of instructions and payment than the Rights Expiry Date.

This rights offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare the preliminary and final prospectus in accordance with the disclosure requirements of Canada. Prospective purchasers of securities should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein, if any, have been prepared in accordance with International Financial Reporting Standards, and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective purchasers of securities should be aware that the acquisition or disposition of the securities described in this presentation and in the final prospectus may have tax consequences in Canada, the United States, or elsewhere. Such consequences for purchasers who are resident in, or citizens of, the United States are not described fully herein. Prospective purchasers should consult their own tax advisors with respect to such tax considerations.

The enforcement by purchasers of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of Alberta, that some or all of its officers and directors may be residents of a country other than the United States, that some or all of the experts named in the registration statement may be residents of Canada, and that all or a substantial portion of the assets of the Company and said persons may be located outside the United States.

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Caution to the Reader (Cont’d.)

These securities have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) nor has the SEC passed upon the accuracy or adequacy of the presentation or the preliminary or final prospectus. Any representation to the contrary is a criminal offence.

Crest Energy International LLC is not engaged as an underwriter in connection with the rights offering and has not been involved in the preparation of, or performed any review of, the final prospectus in the capacity of an underwriter.

All dollar amounts in the final prospectus are in Canadian dollars unless otherwise stated. The reporting and functional currency of the Company is the United States dollar, and all dollar amounts in this presentation and the documents incorporated by reference in the final prospectus are in U.S. dollars unless otherwise stated herein or therein.

You may obtain copies of the preliminary prospectus and the documents incorporated by reference therein free of charge by visiting SEDAR at www.sedar.com or EDGAR at www.sec.gov.

Alternatively, copies of these documents may be obtained by contacting the Company at (403) 693.7001.

Forward-Looking Statements

This presentation, the final prospectus and the documents incorporated by reference therein contain certain forward-looking statements and forward-looking information (collectively “forward-looking statements”) within the meaning of applicable securities laws. All statements other than statements of historical fact may be forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “predict”, “project”, “should”, “target”, “will”, “proposed”, “theory” or similar words suggesting future outcomes or language suggesting an outlook. This presentation, the preliminary prospectus and the documents incorporated by reference therein contain forward-looking statements including, but not limited to, the following: (i) use of proceeds from the rights offering; (ii) the completion of the rights offering and the timing of the distribution of the rights and common shares of the Company pursuant to the rights offering; (iii) operational information; (iv) future appraisal and development plans and the timing, funding and estimated costs associated therewith; (v) management’s beliefs as to phased development; (vi) the intersection of fractures at the Kurdamir-4 well; (vii) testing of the Hasira-1 well; (viii) the interpretation of 3D seismic data; (ix) future production capability and capacity of wells and facilities; (x) facility capacity for oil and gas processing, including estimated capital costs on the Kurdamir and Garmian Blocks; (xi) estimated commitments and operations under the PSCs; (xii) business plans and strategies; (xiii) future production, production rates, sales and export possibilities; (xiv) future pipeline development; (xv) plans for increasing or bringing on new production; (xvi) potential additions to contingent resources; (xvii) planned expenditures and anticipated financing transactions, including the expected timing thereof and proceeds therefrom; (xviii) expectations regarding the Iraqi political system and regulation of the oil and gas industry; and (xix) expectations regarding the outcome and impact of disputes.

In addition, statements relating to “resources” are deemed to be forward-looking statements as they involve the implied assessment, based on certain estimates and assumptions, that the resources described exist in the quantities estimated or predicted and can be profitably produced in the future.

Undue reliance should not be placed on forward-looking statements, which are inherently uncertain, are based on estimates and assumptions, and are subject to known and unknown risks and uncertainties (both general and specific) that contribute to the possibility that the future events or circumstances contemplated by the forward-looking statements will not occur. There can be no assurance that the plans, intentions or expectations upon which forward-looking statements are based will in fact be realized. Actual results will differ, and the difference may be material and adverse to WesternZagros and its shareholders. Forward-looking statements are provided for the purpose of providing information about management’s current expectations and plans relating to the future. Reliance on such information may not be appropriate for other purposes, such as making investment decisions.

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Caution to the Reader (Cont’d.)

Forward-looking statements are not based on historical facts but rather on management’s current expectations as well as assumptions made by, and information currently available to, WesternZagros concerning, among other things, matters relating to the rights offering, outcomes of future well operations, completion of planned financing transactions and the ability to obtain all necessary regulatory and shareholder approvals in connection therewith, plans for and results of extended well tests and drilling activity, future capital and other expenditures (including the amount, nature and sources of funding thereof), future economic conditions, future currency and exchange rates, continued political stability, continued security in the Kurdistan Region, timely receipt of any necessary government or regulatory approvals, the successful resolution of disputes, the Company’s continued ability to employ qualified staff and to obtain equipment in a timely and cost efficient manner, the participation of the Company’s co-venturers in joint activities, and the ability to sell production and the prices to be received in connection therewith. In addition, budgets are based upon WesternZagros’s current appraisal and development plans and anticipated costs, both of which are subject to change based on, among other things, the actual outcomes of well operations and the installation and commissioning of facilities, unexpected delays, availability of future financing and changes in market conditions.

Although the Company believes the expectations and assumptions reflected in such forward-looking information are reasonable, they may prove to be incorrect. Forward-looking information involves significant known and unknown risks and uncertainties. A number of factors could cause actual results to differ materially from those anticipated by WesternZagros including, but not limited to, failure to complete the rights offering in all material respects or at all, the risk that any of the conditions set forth in the equity backstop agreement between the Company and Crest Energy International LLC are not satisfied on a timely basis or other termination events under such agreement occur, risks associated with the oil and gas industry (e.g. operational risks in exploration and production; inherent uncertainties in interpreting geological data; changes in plans with respect to capital expenditures; interruptions in operations together with any associated insurance proceedings; the uncertainty of estimates and projections in relation to costs and expenses and health, safety and environmental risks), the risk of commodity price and foreign exchange rate fluctuations, the uncertainty associated with any dispute resolution proceedings, the uncertainty associated with negotiating with foreign governments, the risk of trade and economic sanctions or other restrictions being imposed by the Canadian or other governments which impact the Company’s operations, and risk associated with international activity, including the lack of federal petroleum legislation and ongoing political disputes in Iraq and recent terrorist activities in Iraq in particular. There is also the risk and uncertainty of access to or expansion of infrastructure, including appropriate pipelines, on acceptable terms or costs. See “Risk Factors” in the final prospectus.

Investors are cautioned that these factors and risks are difficult to predict and that the assumptions used in the preparation of such information, although considered reasonably accurate at the time of preparation, may prove to be incorrect. Accordingly, investors are cautioned that the actual results achieved will vary from the information provided herein and the variations may be material. Investors are also cautioned that the foregoing list of factors is not exhaustive. Consequently, there is no representation by WesternZagros that actual results achieved will be the same in whole or in part as those set out in the forward-looking statements. Furthermore, the forward-looking statements contained in this presentation, the final prospectus and the documents incorporated by reference herein are made as of the date of such documents, and neither WesternZagros nor FirstEnergy Capital Corp. undertake any obligation, except as required by applicable securities legislation, to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this presentation and the preliminary prospectus and the documents incorporated by reference herein are expressly qualified by this cautionary statement.

Presentation of Oil and Gas Resources Information

All oil and natural gas resource information, including estimated production rates, contained in this presentation, in the final short form prospectus and in the documents incorporated by reference therein has been prepared and presented in accordance with NI 51-101 and the COGE Handbook. The recovery and resource estimates provided in this presentation and in the final short form prospectus and in the documents incorporated by reference therein are estimates only. Actual Reserves, Contingent Resources and Prospective Resources and future production from such resources may be greater than or less than the estimates provided herein or in the documents incorporated by reference in the final short form prospectus.

Numbers in the resources tables and other oil and gas information contained in this presentation, in the final short form prospectus and in the documents incorporated therein by reference may not add due to rounding.

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Caution to the Reader (Cont’d.)

With respect to the reserves and resources data contained herein, the following terms have the meanings indicated:

“Best estimate”, “P50” or “2C” is considered to be the best estimate of the quantity of resources that will actually be recovered. It is equally likely that the actual remaining quantities recovered will be greater or less than the best estimate. If probabilistic methods are used, there should be at least a 50 percent probability (P50) that the quantities actually recovered will equal or exceed the best estimate.

“Block Gross” is an estimate of resources which represents the total volumes for the indicated reservoirs attributable to 100% of the Garmian Block or Kurdamir Block, as applicable, without any adjustments for the Company’s working interest. For a description of the production sharing terms under the Company PSCs, readers should refer to the AIF under the heading “PSC Overview and Commitments - Production Sharing Contract Payment Terms”.

“Contingent Resources” means those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies. Contingencies may include factors such as economic, legal, environmental, political, and regulatory matters or a lack of markets. It is also appropriate to classify as contingent resources the estimated discovered recoverable quantities associated with a project in the early evaluation stage.

“Contingent Gas Resources” has the same meaning as Contingent Resources but is specific to quantities of gas.

“Contingent Oil Resources” has the same meaning as Contingent Resources but is specific to quantities of oil.

“Developed Reserves” are those reserves that are expected to be recovered from existing wells and installed facilities or, if facilities have not been installed, that would involve a low expenditure (e.g., when compared to the cost of drilling a well) to put the reserves on production. The developed category may be subdivided into producing and non-producing.

“Developed Non-Producing Reserves” are those reserves that either have not been on production, or have previously been on production but are shut-in and the date of resumption of production is unknown.

“Developed Producing Reserves” are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

“Gross” in relation to the Company’s interest in resources or production, means the Company’s 40% working interest (operating or non-operating) share before deduction of royalty petroleum, profit petroleum, production bonuses and capacity building support payments to the KRG pursuant to the provisions of the applicable PSC.

“High estimate” is considered to be an optimistic estimate of the quantity of resources that will actually be recovered. It is unlikely that the actual remaining quantities recovered will exceed the high estimate. If probabilistic methods are used, there should be at least a 10 percent probability (P10) that the quantities actually recovered will equal or exceed the high estimate.

“Low estimate” is considered to be a conservative estimate of the quantity of resources that will actually be recovered. It is likely that the actual remaining quantities recovered will exceed the low estimate. If probabilistic methods are used, there should be at least a 90 percent probability (P90) that the quantities actually recovered will equal or exceed the low estimate.

“Mean estimate” is the average from a probabilistic assessment.

“Net” in relation to the Company’s interest in resources or production, means the Company’s 40% working interest (operating or non-operating) share after deduction of royalty petroleum, profit petroleum, production bonuses and capacity building support payments to the KRG pursuant to the provisions of the applicable PSC.

“Possible Reserves” are those additional reserves that are less certain to be recovered than probable reserves. It is unlikely that the actual remaining quantities recovered will exceed the sum of the estimated proved plus probable plus possible Reserves. If probabilistic methods are used, there should be at least a 10 percent probability that the quantities actually recovered will equal or exceed the sum of the estimated proved plus probable plus possible reserves.

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Caution to the Reader, (Cont’d.)

“Probable Reserves” are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves. If probabilistic methods are used, there should be at least a 50 percent probability that the quantities actually recovered will equal or exceed the sum of the estimated proved plus probable reserves.

“Prospective Resources” means those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects. Prospective resources have both an associated chance of discovery and a chance of development. The chance of commerciality is the product of these two risk components.

“Prospective Gas Resources” has the same meaning as prospective resources but is specific to quantities of gas.

“Prospective Oil Resources” has the same meaning as prospective resources but is specific to quantities of oil.

“Proved Reserves” are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves. If probabilistic methods are used, there should be at least a 90 percent probability that the quantities actually recovered will equal or exceed the estimated proved reserves.

“Reserves” are estimated remaining quantities of oil and natural gas and related substances anticipated to be recoverable from known accumulations, as of a given date, based on (a) analysis of drilling, geological, geophysical and engineering data, (b) the use of established technology and (c) specified economic conditions which are generally accepted as being reasonable and shall be disclosed. Reserves are classified as proved, probable or possible according to the degree of certainty associated with the estimates.

A number of Mean estimates of resources other than Reserves which are presented in this presentation and in the final short form prospectus are combined Mean estimates which are an arithmetic sum of the Mean estimates for one or more individual reservoirs and each such Mean estimate is the average from the probabilistic assessment that was completed for the reservoir. Readers should refer to “Statement of Oil and Gas Information - Resources Information” in the AIF and the October Material Change Report for the detailed breakdown of the High (P10 or 3C), Low (P90 or 1C) and Best (P50 or 2C) estimates for each of the individual reservoir assessments.

The Contingent Resources estimates referred to in this presentation and in the final short form prospectus have not been risked for the chance of development. There is no certainty that the Contingent Resources will be developed and, if developed, there is no certainty as to the timing of such development or that it will be commercially viable to produce any portion of the

Contingent Resources. The estimates of Contingent Resources involve implied assessment, based on certain estimates and assumptions, that the resource described exists in the quantities predicted or estimated and that the resource can be profitably produced in the future.

The Prospective Resources estimates referred to in this presentation and in the final short form prospectus have not been risked for either the chance of discovery or the chance of development. There is no certainty that any portion of the Prospective Resources will be discovered. If a discovery is made, there is no certainty that it will be developed or, if it is developed, there is no certainty as to the timing of such development or that it will be commercially viable to produce any portion of the Prospective Resources.

A barrel of oil equivalent (“BOE”) is determined by converting a volume of natural gas to barrels using the ratio of 6 thousand cubic feet (“Mcf”) to one barrel. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf:1 BOE is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Given that the value ratio based on the current price of oil as compared to natural gas is significantly different from the energy equivalency of 6:1, utilizing a conversion on a 6:1 basis may be misleading as an indication of value.

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Caution to the Reader, (Cont’d.)

All resource estimates presented are gross volumes for the indicated reservoirs, without any adjustment for the Company’s working interest or encumbrances. The effective date of the resource estimate is February 8, 2013, except for the resources in the Oligocene reservoir of the Kurdamir prospect which were updated effective February 10, 2014 and the prospective oil resources volumes relating to the Jeribe/Upper Dhiban reservoir located on the Garmian Block effective as of July 1, 2014. All estimates presented have been independently audited by Sproule International Limited as of such dates. Sproule International Limited has prepared all estimates of reserves and future net revenue contained in this presentation with an effective date of September 1, 2014.

Estimated values of net present value of future net revenue do not represent fair market value.

Refer to “Statement of Oil and Gas Information - Resources Information and - Significant Factors Relevant to the Resources Estimates” in the AIF, to “Risk Factors” in the AIF and the final short form prospectus and to the October Material Change Report for further information on the Company’s reserves and other resource estimates for the PSC Lands, including the significant positive and negative factors relevant to the estimates of Prospective Resources and Contingent Resources, the risks and level of uncertainty associated with the estimates and the recovery and development of such resources and in respect of Contingent Resources, the specific contingencies that prevent the classification of such resources as Reserves. In addition, details of the PSC Lands and the Company’s interests therein are contained in the AIF under the heading “Statement of Oil and Gas Information”.

Cautionary Note Regarding Reserves and Resources for U.S. Investors

Disclosure in this presentation, the final prospectus and the documents incorporated by reference of reserves and resources is presented in accordance with Canadian securities laws.

Specifically, the securities regulatory authorities in Canada have adopted NI 51-101, which imposes oil and gas disclosure standards for Canadian public issuers engaged in oil and gas activities. The SEC generally permits U.S. reporting oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves and production that meet the SEC’s definitions of such terms, net of royalties and interests of others. The SEC generally does not permit U.S. companies to disclose net present value of future net revenue from reserves based on forecast prices and costs. Canadian securities laws permit, among other things, the presentation of certain categories of resources and the disclosure of production on a gross basis before deducting royalties.

This presentation, the final prospectus and the documents incorporated by reference contain estimates of quantities of oil and gas using Contingent Resources or Prospective Resources or other descriptions of volumes of resources potentially recoverable through additional exploratory drilling or recovery techniques, which terms include quantities of oil and gas that do not meet the SEC’s definitions of estimated proved, probable and possible reserves and in respect of which the SEC’s rules would prohibit a U.S. company from including in filings with the SEC. These estimates of resources should not be construed as comparable to disclosures of estimated reserves. These estimates are by their nature more speculative than estimated proved reserves and accordingly are subject to substantially greater risk of not being actually realized.

Natural gas liquids referred to in this presentation and the final prospectus and the documents incorporated herein by reference are reported on a combined basis with any condensate as required under NI 51-101.

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www.westernzagros.com

Head Office

600, 440 – 2nd Avenue S.W.

Calgary, Alberta, Canada

T2P 5E9

Tel: 1-403-693-7017

Fax: 1-403-233-0174

email : investorrelations@westernzagros.com

Hasira-1 Well Aug 2013